E-68
Exhibit 10.1
Form 10-KSB
Virtualmoney, Inc.
File No. 000-31009



                    THE REAL MONETARY COMPACT

                     Statement of Principles

                               and

                  Product & Service Description


                        April 15th, 2001

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      T  a  b  l  e     o  f     C  o  n  t  e  n  t  s  :



                     STATEMENT OF PRINCIPLES

OUR PHILOSOPHY:

1-4   Virtualmoney was Founded and is Operating
       on the following Principles    See: Money as a Social Contract
5-8   We Believe that Fiat Currencies have the
       Following Limitations
9-12  We Believe a Healthy Economy Requires
       the Stable Availability of Credit
13-16 Our Reasons for Offering a Privately-Issued
       Currency
17-20 The Benefits of a Privately-Issued Currency
    21   In Summation               See: Money as a Social Contract
                                    See: Adam Smith's Invisible Hand
                                    See: Gresham's Law


                 PRODUCT AND SERVICE DESCRIPTION

1.0  THE PARTIES:

1.1  The Company                See: The Investment Policy.
1.2  The Members
1.3  The Monetary System        See: Arrow of Time
                                See: Consilience

2.0  THE MEANS OF ISSUANCE:

2.1  The Technology
2.2  The Assets                 See: Disposition of the Assets
                                See: The Currency Reconciliation.

3.0  THE PRODUCT:

3.1  Introducing a New Currency

3.2  The Monetary Unit          See: Defining the Private Currency
                                     & Related Terms
3.3  The Promise-To-Pay         See: The Rejection or Acceptance

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3.4  The Private Currency

4.0  THE SERVICES:

4.1  The Gresham AccountTM
4.2  Consumer Accounts          See: Consumer's Currency Exchange Rates
4.3  Merchant Accounts          See: Merchant's Currency Exchange Rates
4.4  The TimeSafeTM

5.0  THE PURCHASE OF MILLENNIUM DOLLARSTM:

5.1  The Transaction            See: Fees, Discounts and Other Charges
                                See: Currency Exchange Rates
5.2  Method of USD Transfer
5.3  Use of Sale Proceeds       See: The Assets
5.4  Disposition of the Assets

6.0  SELECTED PROCEDURES

6.1  Defining the Private Currency & Related Terms
6.2  The Reference CPI-U
6.3  The Real Par Value
6.4  The Conversion Value
6.5  The Recipient's Options
6.6  Revoking an Offer           See: Right of Rescission
6.7  Right of Rescission
6.8  Late Payments to Creditors
6.9  The Rejection or Acceptance
6.10 Use of the Term:  Millennium DollarTM
6.11 The Abbreviation "MR$"
6.12 Other Use of the Trademarks
6.13 Disclaimer & Changes

7.0  SECURITY, TRUST & SERVICING:

7.1  Help                          See: Help
                                   See: Forum
7.2  Service                       E-mail to Service@Virtualmoney.com
7.3  Security                      See: Privacy and Security
7.4  Sale Proceeds
7.5  Audits                       Go to: www.Freeedgar.com
                                  The Company is listed as: Virtualmoney
7.6  Trust                        See: News Releases

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7.7  Forum                        See: Forum
7.8  Regulation                   See: About Us
7.9  Fidelity Bonding


8.0  RIGHTS OF THE PARTIES:

8.1  Viral Network Marketing Program
                                See: Viral Network Marketing Program
                                See:  Viral Network Marketing Agreement
8.2  Reporting Company
8.3  Real MortgageTM Purchasing Policy
                                See:  Real MortgageTM Purchasing Policy

9.0  DISCLOSURES:

9.1  Absolute Rate of Inflation
9.2  Minor Accounting Problems
9.3  Reconciling the Assets
9.4  Fees, Discounts & Other Charges
9.5  Credit Card Usage
9.6  Depository Insurance
9.7  Communications
9.8  The Company's Privacy Policy       See:  The Privacy Policy
9.9  Merchants' Privacy Policies
9.10 Tax Impact of the Private Currency
9.11 Termination

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                     STATEMENT OF PRINCIPLES


OUR PHILOSOPHY:

     Virtualmoney was Founded and is Operated on the Following
Principles:

1. We believe that money represents purchasing power, to be used as a medium of exchange, a unit of account and as a store of value.

2. We believe each currency unit represents a social contract1 between the issuer and the holder, that it will purchase as much tomorrow as it does today.

3. We believe this social contract extends into the marketplace with the passage of the currency from employer to employee, from buyer to seller, from lender to borrower, from banker to depositor, from insurer to the insured, from parents to their children, and so on.

4. We believe the integrity of all transactions in the marketplace depends upon the ability of our money to maintain a constant level of purchasing power.

     We Believe that Fiat Currencies have the Following
Limitations:

5. We believe that inflation and deflation destroy the primary uses of money.

6. We believe inflation and deflation result from the inability of currencies that are not asset-backed to maintain a constant level of purchasing power.

7. We believe that virtually all currencies in the world today are issued by fiat (at-will) without any asset-backing whatsoever.

8. We believe a government may lack the required technology, and the suitable assets, to issue an asset-backed currency;
nonetheless, a government's fiat currency can still provide us with the means of measuring purchasing power over time.

     We Believe a Healthy Economy Requires the Stable
Availability of Credit:

9. We believe breaking the social contract will create volatility in our financial markets, thereby reducing the stable availability of credit.

10. We believe the lack of stable credit can lead to higher unemployment, consumer bankruptcies, business failures, faltering financial institutions, expensive government bailouts, increasing taxes, volatile debt and equity markets, currency collapses, disruptions in international trade, economic turmoil, international monetary interventions and political upheaval.

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11.  We believe the use of a currency that is asset-backed and designed to substantially hold its purchasing power over time can provide the marketplace with the stable availability of credit2, thereby substantially reducing the incidence and severity of these monetary plagues.

12. We believe these positive effects can be achieved by minimizing the destructive effects of inflation and deflation, thereby allowing money to fulfill the social contract and ensure the integrity of transactions in the marketplace.

     Our Reasons for Offering a Privately-Issued Currency:

13. We believe the private sector now has the technology and the available assets to create a private currency that can be asset-backed and indexed to the purchasing power of the local government-issued currency.

14. We believe the introduction of a privately-issued currency can be a viable enterprise in a market-orientated economy, if properly implemented.

15. We believe we can rely on the economic forces described by Thomas Gresham in Gresham's Law (16th century) 3, and by Adam
Smith's Invisible Hand (1776)4, to promote the acceptance of this privately-issued currency.

16. We believe the introduction of a private currency defined in real (or constant) terms and indexed to the government-issued currency will begin the evolution of our current nominal monetary system into a real monetary system.

     The Benefits of a Privately-Issued Currency:

17. We believe a privately-issued currency, properly designed and implemented, will fulfill the social contract by ensuring that money is worth as much tomorrow as it is today.

18. We believe the stable availability of credit will expand the consumer base, by making credit available to those who have previously been excluded.

19. We believe expanding the middle class of consumers is essential for the creation of a healthy market economy, since it stimulates the demand for goods and services.

20. We believe the successful implementation of a private currency will create a real monetary system that will enhance our economy and be beneficial to society.

     In Summation:

21. We believe that when money functions properly it will become a less important factor in our lives, so that we may concentrate on other endeavors.

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1We are indebted to Domingo Cavallo for this concept.  See:
Money as a Social Contract in Virtualmoney University

2By using the term "stable availability of credit," we are calling for an end to the roller-coaster availability of credit that is a characteristic of the nominal monetary system. This roller-coaster availability of credit is best evidenced by the periodic boom and bust of the real estate investment industry, which relies so heavily on mortgage funding. As credit becomes cheap and available, the real estate industry booms with new construction and the refinancing of existing properties. Later, when the Federal Reserve begins to reel in an over-heated economy by increasing interest rates, credit becomes scarce and expensive. As a result, commercial-investment real estate values crash.

Some financial "experts" would have us believe that the real estate industry is at fault, when in fact it is the roller-coaster pricing of credit that is largely responsible. How else can we account for an apartment building that is worth $5,000,000 with an 8% mortgage, but only $3,000,000 with a 14.5% mortgage? It is not the physical attributes of the property, nor the ability of the management company, that is driving this fluctuation in the value. It is solely the cost of financing the property.

Whereas fiat currencies tend to produce an inflationary spiral that will ratchet upwards, the real monetary system should produce a disinflationary spiral that winds down to a reasonably constant real cost of funds (perhaps 1%R to 2%R); thereby producing the stable availability of credit. This stable availability of credit will benefit not only the real estate industry, but everyone who borrows or lends money. In the long run, no one fares very well from a system that continuously booms and busts, as credit comes and goes.

Inasmuch as the private currency is self-adjusting for inflation and deflation there is the real possibility that we can expand the real money supply over time without being overly concerned about inflation. As such, the supply and demand for credit should reach a new and relatively stable equilibrium at a lower real rate of interest. When financial institutions are not having to recover from the losses of the boom and bust cycle, they should find this lower real rate of interest more than sufficient to meet their needs. Nothing succeeds better than financial stability, which is dependent upon the stable availability of credit.

3See: Gresham's Law in Virtualmoney University
4See: Adam Smith's Invisible Hand in Virtualmoney University

                 PRODUCT AND SERVICE DESCRIPTION


1.0  THE PARTIES:

1.1  The Company:

Virtualmoney, Inc. (the Company) will issue an asset-backed private currency that will be self-adjusting for inflation and deflation, as measured by the agreed upon inflation index. The Company will sell the private currency for U.S. Dollars (USD).
As the issuer, the Company also agrees to provide the monetary conversion, transfer and accounting services, so that the private currency can be used to purchase goods and services over the Internet.5

See:  The Investment Policy at Virtualmoney.com.

5The Company is not a bank. It does not accept USD for deposit, nor is it engaged in originating loans. As such, the Company does not carry deposit insurance, nor does it intend to apply for such insurance at this time.

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Instead, the Company will rely on
certain assets to support the purchasing power of the private currency as well as to meet any and all demands to convert the private currency back into USD.

1.2  The Members:

The members (Members) will include everyone who purchases, or otherwise accepts, the private currency, thereby participating in the development of a real monetary system. In order to purchase, or accept, the private currency, participants in the marketplace will have to open a special account with the Company. By opening this account, and agreeing to the Terms and Conditions, the participants will become Members.

Members must be residents of the United States or its Territories, who are at least 18 years of age, or legal entities, properly registered in at least one state or territory of the United States. USD transfers must be to (or from) postal addresses, or to (or from) accounts in institutions such as banks, thrifts, credit unions, trust companies and broker dealers within the United States and/or its Territories. The transfer of the private currency is limited to residents of the United States who have a United States e-mail address until such time as the Company elects to offer international transfers.

1.3  The Monetary System:

The development of a monetary conversion, transfer and accounting system that will define a private currency in real (or constant) terms must also provide for the integration of the private currency with the current nominal monetary system.6 This integration is achieved by indexing the private currency to the government-issued currency, which then begins to transform our monetary system from a complex system to a complex adapting system.7 The ability of the monetary system to adapt will be carried out by the private currency unit whose purchasing power will be indexed, or adjusted, to the fluctuating purchasing power of the government-issued currency over time. In essence, we will have two currencies functioning in the marketplace side-by-side, thereby creating a dual currency situation.

We begin the integration by defining the private currency as equaling the government's currency (the USD) on a base-line-date. Thereafter, the goal of the private currency is to have a constant level of purchasing power over time, while the purchasing power of the government's currency fluctuates with inflation and deflation. This means that the value of the private currency expressed in USD will increase during inflationary times, and decrease during deflationary times. By maintaining a substantially constant level of purchasing power over time, the private currency fulfills the social contract of money thereby securing the integrity of financial transactions in the marketplace.

The indexing will be achieved by using the percentage change in the agreed upon inflation index. Hence, the value of the private currency can be defined in USD as being equal to one plus the percentage change in the inflation index from the base-line-date. In effect, the private currency allows us to secure the purchasing power of the USD in a time capsule with the ability to pass safely through time relatively unaffected by inflationary and deflationary

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pressures.  We could say that the goal of the
private currency is to make the holder's purchasing power "time safe."

The government's fiat currency will serve a very useful purpose by providing us with a means of measuring inflationary and deflationary pressures in the marketplace over time. The measurement is performed by the inflation index, which then allows us to index the private currency to substantially maintain its purchasing power over time. If the government does not continue to issue the fiat currency, then the Company will need to secure a substitute so that the private currency may be properly indexed. The development of the real monetary system thus requires the development of a dual monetary system, whereby a government's nominal currency, or its substitute, operates side-by-side with the private currency. Collectively, this dual currency structure begins the evolution of the nominal monetary system into a real monetary system.8

In essence, the private currency will transform our monetary system from a system, that does not recognize the passage of time into a system, 9 that can measure and thereafter adjust to inflationary and deflationary pressures over time. This creates a complex adapting system, that is consilient10 with the concept of whole numbers11 and the space-time continuum; simply by incorporating an "arrow of time" as one of its functions12.

The newly emerging science of complexity has formally recognized the need for complex systems to adjust, or adapt, over time, if they are to survive and prosper. By incorporating an arrow of time, we are formally recognizing that while we may be conscious in the present moment, we live in and through the space-time continuum. While money is an abstract product created by our human intellect, nonetheless, it must also adapt over time to
inflationary and deflationary pressures.   When monetary systems
are incapable of adapting, they may be held suspect, if not accountable, for the financial and economic crises that have largely defined our history.

See:  Arrow of Time in Virtualmoney University
See:  Consilience in Virtualmoney University

6The current monetary system is called "nominal," because it is based upon a monetary unit, the USD, that is not self-adjusting for inflation and deflation. Conversely, the issuance of the private currency, that is self-adjusting for inflation and deflation, is referred to as "real"; since it must hold a substantially constant, or real, level of purchasing power over time.

7Our monetary system will become a complex adapting system, as the private currency is adjusted for inflationary and/or deflationary pressures over time. These adjustments will flow through the prices of goods and services, the outstanding principal balances of financial contracts (or instruments), the present values of investment portfolios, the assets of financial institutions, relative currency exchange rates and so on, which are defined in units of the private currency; thereby allowing our monetary system to become a complex adapting system.

8The dual currency nature of the real monetary system is made possible by the simple fact that in the short term, the nominal currency is effectively a real currency. If one were to withdraw paper dollars in the morning from a bank, and then use them to pay for lunch; they would effectively be real dollars, since there has not been enough time for inflation or deflation to affect their purchasing power. As such, we can index a private currency to the

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nominal currency at period in time (or base-line-
date), simply by defining our private currency as being equal to the nominal currency on that base-line-date. Unfortunately, this creates a babbling tower of confusion, if we all use a different base-line-date; hence, it is easier for the marketplace to adopt one private currency indexed to the nominal currency on one base-line-date.

Nonetheless, the fact that the nominal currency effectively becomes a real currency in the short term, justifies its continued use for short term situations. It also provides us with a means of measuring the prevailing rate of inflation, or deflation, over time by measuring a basket of goods and services priced in the nominal currency unit. This measurement, performed by an agreed upon inflation index, will allow us to index the purchasing power of the private currency to the nominal currency over time, thereby providing us with a currency exchange rate capable of depicting the equivalent purchasing power of the two currencies over time. The goal being to create a private currency that fulfills the social contract of money by being worth as much tomorrow as it is today, thereby ensuring the integrity of transactions in the marketplace.

While the introduction of the private currency may commence the development of a real monetary system that is defined in real (or constant) terms, this does not represent the replacement of the current nominal monetary system; but rather, the evolution of our current nominal monetary system into a real monetary system. For the private currency, as defined herein, requires the continued use of the nominal currency in the marketplace, since it can be used to measure inflationary and deflationary pressures over time. In effect, our monetary system will evolve, from a system that is rigid, inflexible and does not recognize the changing purchasing power of the nominal currency unit over time, to a system capable of adapting and thereby maintaining a substantially constant level of purchasing power for the private currency.

9In the short term, either the nominal currency unit, or the private currency unit, can be used interchangeably. This means the merchants can price their goods and services in units of the private currency, but then stand ready to accept payment in either the private currency or the nominal currency issued by the government. In fact, the laws on legal tender will demand that the merchant accept the nominal currency, if offered in the payment of a debt or service. This should not be a problem, since the merchant can then convert the nominal currency into the private currency for longer term applications. Inasmuch as this conversion process can happen in the short term, there will be no appreciable effect in the purchasing power of one's money. Nonetheless, the prices of goods and services are not for the short term alone, hence merchants will soon discover that they are better off denominating the prices for their goods and services in the private currency unit. Not long after, their employees and independent contractors should want to establish their compensation in the private currency unit as well. This process will convert our nominal monetary system into the coming real monetary system.

10Consilience is a philosophical concept dating back to the Enlightenment, which asserted that everything could be explained in terms of the natural laws. Today, we take the natural laws to
be the laws of mathematics and physics.   As it turns out, we can
say that inflation and deflation are caused by the fiat currency failing to be consilient with the concept of whole numbers as it moves through the space-time continuum. When the nominal currency fails to be worth as much tomorrow as it is today, it is violating the concept of whole numbers as it moves through the space-time continuum.

11The concept of whole numbers simply states that each successive integer (1, 2, 3 . . . ) is equal to one additional whole unit. This is one of the oldest concepts in mathematics, which is required if we are to add, subtract, divide and multiply. When we violate the concept of whole numbers, we lose the ability to count.

But this analysis involves only the current moment, and does not account for the passage of time. We can restate the concept of whole numbers by stating that each integer (1, 2, 3 . . . ) must represent their respective number of whole units (one unit, two units, three units . . . ) as they move through successive time
periods (1979, 1980, 1981 . . . ).   This recognizes that the
concept of whole numbers is consilient (complies) with the passage of time, and is not meant to apply to the current moment only.

Nominal (fiat) currencies create inflation and deflation when they violate the concept of whole numbers by representing integers ($1, $5, $10, $20, $100 . . . ) that do not represent numbers of whole units (1 R$, 5 R$, 10

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R$, 20 R$, 100 R$ . . .)
of purchasing power as they move through successive time periods. (Where R$ represents a real, or constant, dollar.) Money is supposed to represent purchasing power. When we fail to properly account for the purchasing power of our money, then we increase the potential for financial disruptions.

When the purchasing power of the USD is declining relative to its whole number integer, we have inflation. When it increases, we have deflation. We can say that inflation and deflation are caused by fiat currencies which are not consilient (in compliance) with the space-time continuum, by violating the concept of whole numbers as they move through it. We can substantially rectify this situation by indexing a private currency to the fluctuating value of the USD as it moves through time. In effect, the private currency will be continually adjusting to the USD in order to represent whole units of purchasing power (1 R$, 5 R$, 10 R$, 20 R$, 100 R$ . . .) as it moves through time.

This is why our scientists and engineers can launch a rocket, and hit a heavenly target twenty years later; while our economists and financial professionals cannot tell us what the rate of inflation will be one year hence. Our engineers and scientists are counting with whole numbers, while our economists and financial professionals are using monetary units that make it impossible for us to account for our purchasing power over time. By using a nominal monetary system, we lose the ability to properly count the purchasing power that is supposed to be
represented by our money.   In order to be successful in
fulfilling the social contract of money, the private currency must be consilient (or comply) with the concept of whole numbers, as it moves through the space-time continuum. This is achieved by indexing the private currency to the USD, so that it can adjust to inflationary and deflationary pressures over time; thereby converting the monetary system from a complex system into a complex adapting system.

12The "arrow of time" is meant to convey the recognition of our passage through the space-time continuum. The nominal monetary system does not incorporate an arrow of time, which is to say it does not recognize the passage of time. The USD in 1970 is legally represented as the same USD in 2000, despite having lost 71% of its purchasing power in the interim. This means that a 30-year bond, purchased in 1970 for $1,000, could be legally repaid in the year 2000 for the equivalent of $290 in 1970 dollars. The integrity of this transaction was destroyed, because the USD violated the social contract of money; which is to say that it was not worth as much in 2000 (tomorrow) as it was in 1970 (today). And, by violating the social contract of money, the USD also violated the concept of whole numbers; making it impossible for us to properly account for the purchasing power of our money over time. Even though we can account for the final result of the 30-year bond investment, what happened to the 71% of lost purchasing power? It is not accounted for. This is one small example of how our nominal monetary system causes economic and financial turbulence. Multiply this by billions of financial transactions in the marketplace over varying periods of time; and you have our current, often chaotic, situation. This can be substantially remedied by an asset-backed private currency that is indexed to the government's fiat currency, since the private currency will substantially comply with the concept of whole numbers; thereby fulfilling the social contract of money.

This will shift our financial strategies from the current over-emphasis on trading towards long-term financial planning, which is possible when we can account for the purchasing power of our money over time. The shift away from a trading mentality will lead to less volatile financial markets. Instead of nominal interest rates spiraling upwards with inflation, real rates should spiral downwards; made possible with the stable availability of credit. The stable availability of credit will result from our ability to issue an asset-backed currency in volumes sufficient to meet market demands, which are not inflationary to the private currency. This should mean that a central bank can lower interest rates during a period of stagflation, confident that the marketplace can find refuge from the resulting inflation in the private currency. This suggests that the development of a real monetary system will enhance the power of the government-controlled central bank, rather than curtail it. For it extends the reach of the central bank into the space-time continuum, which is to say into the future. Adjustments made to our economic system need not occur over night, but can be made more gradually as we move through time.

2.0  THE MEANS OF ISSUANCE:

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2.1  The Technology:

In order to support a new private currency, facilitate its introduction into the marketplace, and promote its use; Virtualmoney, Inc. has access to certain technology, which will be required for the issuance of the private currency. The technology includes three distinct processes, which will be used to issue the private currency. These processes include: (a) asset-backed securitization13, (b) the creation of fixed-income instruments that are indexed to the rate of inflation (i.e. indexed financial instruments14) and (c) the Real MonetizationTM process.15 (The Real MonetizationTM process will be carried out by Real Monetary SoftwareTM. The trademarks for Real MonetizationTM and Real Monetary SoftwareTM are owned by Real Monetary Systems, Inc.) Collectively, these processes (the Technology) will allow us to create a private currency that is substantially capable of holding its purchasing power over time. 16

13Asset-backed securitization involves securitizing pools of fixed-income instruments, which dates back to the issuance of Ginnie-Maes by the Government National Mortgage Association in 1970. Asset-backed securitization is now a major industry in the United States, where a wide variety of fixed-income instruments have been pooled and securitized. Among other benefits, this creates a liquid market for these instruments, thereby lowering the cost of capital for borrowers.

14The first issuance of an indexed (or real) financial instrument by a major country occurred during the Thatcher Administration in Great Britain in 1981 by the issuance of government indexed-bonds called "Gilts." However, a number of other countries preceded this effort, including Israel in 1955 and Chile in 1967. The history of public sector indexed-bonds dates back even farther. In 1742, the Colony of Massachusetts issued bills of public credit indexed to the cost of silver in the London Exchange. Currently, there are 17 countries around the world issuing government indexed-bonds. One of the most recent additions was the United States, which commenced offering Treasury Inflation Protection Securities (TIPS) in January, 1997. By January 31, 2001, the U.S Treasury had over $127 billion of TIPS outstanding.

Nonetheless, the proliferation of real financial instruments in the private sector has been less successful. For the introduction of a real financial instrument inherently begins the creation of a real monetary system, that is defined in real (or constant) dollars and real rates of interest. This real monetary system must compete with our current nominal monetary system. This creates credit-related and market-related problems that have effectively diminished the use of real financial instruments in the private sector. Unfortunately, participants in the marketplace are accustomed to financial instruments that are defined in nominal terms, which are not self-adjusting for
inflation and deflation.   As such, some additional technology
(i.e. the Real Monetary SoftwareTM) is required to facilitate the integration of our current nominal monetary system with the coming real monetary system.

15On October 6, 1999, Real Monetary Systems, Inc (formerly the Real Mortgage Corporation) filed a 1,891- page patent application for a number of processes collectively referred to as the Real
MonetizationTM process.   Subsequently on February 18, 2000, Real
Monetary Systems, Inc. (RMSI) granted an exclusive license to Virtualmoney, Inc. for the use of the Real MonetizationTM process for the purpose of offering a real monetary equivalent (or private currency) linked to the U.S. Dollar. This license provides the Company with the critical third process (or technology) it needs for the issuance of the private currency, since the processes for asset-backed securitization and indexed financial instruments is already available in the marketplace.

The purpose of the Real MonetizationTM process is to create a conceptual bridge, that will allow Members in the marketplace to understand the benefits of using real financial instruments in nominal terms. It will also resolve certain other problems associated with the introduction of real financial instruments into our current nominal monetary marketplace. Specifically, Real MonetizationTM will facilitate the development of a liquid marketplace for Real Mortgage-Backed SecuritiesTM, which will be used to back the redemption of monetary equivalents (i.e. the private currency) that are self-adjusting for inflation and deflation. The Company will utilize Real

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MonetizationTM in
working with Real Monetary Systems, Inc. (and through participating banks, thrifts and credit unions) to create a program to provide mortgage lending services to promote Real MortgagesTM that are self-adjusting for inflation and deflation. The inflationary adjustment on the Real MortgagesTM will flow through the Real Mortgage-Backed SecuritiesTM to the holder of the private currency, which can then be used as a monetary equivalent with a substantially constant value over time. The Real MonetizationTM services will be carried out by Real Monetary SoftwareTM, which can account for the purchasing power of the real monetary units over time. The Company will utilize the Real Monetary SoftwareTM not only for tracking the securitized mortgages, but also to track the securitization of the Treasury inflation Protection Securities issued by the U.S. Treasury.

There can be no assurance that the U.S. Patent and Trademark Office will ever grant the desired patent(s), in which case the Company will still have the exclusive licensed use of the subject matter as trade secrets for the issuance of a private currency indexed to the USD. Finance is a very creative discipline, hence there can be no assurance that others will not legally resolve the problems associated with introducing real financial instruments into the nominal monetary marketplace. Nonetheless, the potential market for valid asset-backed private currencies should be sufficient to allow for more than one issuer. There is also no assurance that others will not infringe any patent which may be issued. In the event of such infringement, the Company, in association with Real Monetary Systems, Inc., will vigorously protect its intellectual property rights.

16The earliest examples of using inflationary-adjusted assets to back the issuance of currencies, dates back to the American colonies; where Massachusetts, Pennsylvania and other colonies experimented by backing local currencies (or bills of credit) with either a bushel of goods (Massachusetts), or by parcels of real estate (Pennsylvania in 1723 & 1726.) In France from 1789-1796, assignants were issued during the French Revolution, which were currency notes backed by confiscated lands. Finally, Germany introduced the rentenmark (or lease mark) in 1923, which helped bring Germany's hyper-inflation under control. The rentenmark was theoretically backed by Germany's public land values, which in turn were mortgaged against Germany's gold supply.

2.2  The Assets:

The Company will sell the private currency for USD. The USD proceeds will be used to purchase assets, believed by the Company to be sufficient to back the redemption of the Millennium DollarsTM. The Company will own the assets, just as the Members will own the private currency. Members will have no rights to the assets purchased by the Company. Nonetheless, the private currency will represent a promise-to-pay (or demand note), which can be presented to the Company for conversion to USD, subject to a currency discount and a transaction fee. The Company will meet such requests by selling the assets for USD, which will then be used to redeem the private currency.

Initially, the Company will select liquid short-term investments to better enable the Company to meet requests to convert the private currency back into USD. When the Company believes that it has sufficient liquidity to meet the monetary conversion demand, the Company will begin to shift new USD funds into real financial instruments that the Company believes to be self-adjusting for inflation and deflation. This will include the purchase of government indexed-bonds (Treasury Inflation Protection Securities (TIPS)), and indexed-mortgages (Real MortgagesTM). The TIPS and the Real MortgagesTM will then be securitized into RUSTICs (an acronym for real U.S. Treasury investment certificates) and Real Mortgage-Backed SecuritiesTM
(RMBS).

The Company will fully disclose the book value of the assets backing the redemption of the private currency on the Company's Web site. In addition, the Company will periodically adjust the book value of the assets to the current marketplace values, as required by applicable accounting standards.17 The results of these procedures will be stated in the Company's periodic filings with the Securities and Exchange Commission as a reporting company. The Company plans to maintain sufficient liquidity to allow Members to convert their private currency to USD on demand. In the event of unforeseen circumstances which result in the Company having insufficient liquidity for all requested conversions; the Company reserves the option to recall the private currency at a currency exchange rate proportionate to the remaining assets, less a normal discount and transfer fee to meet
its expenses.   For a more complete discussion of this subject
matter, see Section 5.4, Disposition of the Assets.

Once the liquidity concerns have been met, then the Company's primary thrust will be to use real estate mortgages (indexed to the rate of inflation and/or deflation as measured by the agreed upon inflation index) to back the redemption of the private currency. In a free and open marketplace, where participants have the right to purchase, own and pledge real estate confident that the rule of law will protect their property rights, the Company believes that real estate becomes a good hedge against inflation and deflation. The Company believes that the market value of the real estate will fluctuate with inflationary and deflationary pressures, and that the adjusted value can be passed from the real estate through a mortgage, through the mortgage-backed securities and finally to the holder of the private currency. 18 The Company believes that all of this is possible, assuming the mortgages, and mortgage-backed securities, are indexed by the agreed upon inflation index to the purchasing power of the U.S. Dollar, which will thereby adjust the outstanding principal balances backing the redemption of the private currency.19

The Company will use the Technology to permit the use of real estate in backing the private currency. The Technology will resolve certain problems associated with introducing real financial instruments into a nominal monetary marketplace.20 The nature and disposition of the assets will be disclosed by the Company in The Investment Policy, and The Currency Reconciliation; which will be periodically posted on the Company's Web site. An accounting of the assets can also be reviewed in the Company's periodic filings with the Securities and Exchange Commission.

See:   The Currency Reconciliation at Virtualmoney.com.

17Some volatility in the assets should be expected, since even real rates of interest will fluctuate over time. The present value of the real financial instruments (or assets) will move inversely with the movement of the interest rates, just as nominal fixed-rate instruments do. Nonetheless, real interest rates are less volatile than nominal interest rates, since they do not include an inflationary premium. Hence, if there is volatility in the Company's assets, there should be even greater volatility in comparable nominal assets. This would appear to make the private currency a safe harbor during volatile time periods, when compared against nominal monetary alternatives. Even with money, everything is relative.

18As an example, the value of real estate in USD will tend to increase with inflation over time. If we pledge this real estate to secure mortgages, that are indexed to the rate of inflation by an agreed upon inflation index; then the outstanding principal balance of the mortgages in USD will be increased at the rate of inflation, as measured by the inflation index. This means that a mortgage with an interest-only payment and a principal balance of $100,000; would see its principal balance increase to $103,000 over one year, assuming an inflation rate of 3.0%. (This inflationary adjustment is what causes the liquidity problems, discussed below.) This increase in the outstanding principal balance in USD is secured (or backed) by the increasing value of the real estate in USD.

In other words, if the house was originally valued at $125,000, and its value moved up with inflation at the rate of 3.0%; then its value at the end of one year would be $128,750. The loan-to-value ratio (LTV) would be unchanged: LTV = $125,000 / $100,000 = 80% as compared to one year later: LTV =
$128,750 / $103,000 = 80%. The increasing principal balance of the mortgages then passes through the mortgage-backed securities to the Company. This provides the Company with the means of adjusting the private currency for inflation and deflation, as well as the means of providing for the redemption of the private currency over time.

In real terms, nothing has happened, since the private currency has also been adjusted to offset the rate of inflation. As an example, if one unit of the private currency was defined as equaling one USD on the day the mortgage was funded, and we incurred a 3.0% inflation rate; then the value of one unit of the private currency after one year would be $1.03. This means that the same mortgage, defined in the private currency unit, would have an outstanding principal balance and payment that would be unchanged in real terms, meaning mortgages defined in MR$.
Hence, property owners using such mortgages need not be concerned with the increasing principal balance in USD, provided only that their income is rising at the rate of inflation. In fact, the applicants for such mortgages will be qualified at current nominal market interest rates to determine the amount of principal they qualify to borrow. Then they will be converted to an indexed mortgage, amortized with a real rate of interest.
This will result in their first year mortgage payment dropping by about 25%. It also means that their incomes will not have to keep up with inflation, but can lag somewhat behind the rate of inflation; since the borrowers were qualified at the higher nominal interest rate. (While the Company will not be originating or servicing these mortgages, the foregoing method of underwriting the mortgages is expected to be required by participating credit rating companies in order to obtain institutional-quality (BBB or higher) credit ratings for the resulting securities.)

19The introduction of the private currency requires that we identify an asset that is in sufficient quantity, but which is still a good hedge against inflation. Historically, gold was used for this purpose, but the supply of gold has not increased with the world's population over time. Today, there appears to be only one asset that is both a good hedge against inflation, and is available in sufficient supply. That asset is real estate. It is estimated that there are over $6 trillion in mortgages in the United States alone. By converting traditional nominal mortgages into Real MortgagesTM, we will have an ample supply of assets to back our private currency.

20The primary problem results from the manner in which interest is paid on a real financial instrument being introduced into a nominal monetary marketplace. The investor will receive compensation in two forms, including a real rate of interest paid in cash and an inflationary adjustment on the outstanding principal balance. This causes three problems:

(1) In nominal terms, the inflationary adjustment amounts to an accrual of interest that is paid at a later date. The Internal Revenue Service has dictated that this accruing interest is taxable for taxpaying entities, which creates phantom income. The taxpayer has to pay income tax on a stream of income that he has not yet received. Hence, we can not expect taxpayers to purchase such real financial instruments.

(2) At the same time, pension funds that are not subject to current taxation, purchase fixed-income instruments to meet their monthly obligation to issue pension checks. If pension funds receive only half as much interest in the early years (i.e. the real interest paid), they would have to buy more real financial instruments to meet their cash flow needs. At the same time, pension fund managers understand that they can make more money by investing in the stock market. Hence, pension funds will have a limited use for real financial instruments.

(3) Finally, if an investor were to sell the real financial instrument before it went to term, it would be discounted. The prospective buyer could easily determine the value of the cash
payment stream produced by the real interest payment.   However,
the same buyer would perceive the accruing interest portion as being similar to a zero-coupon bond, since the buyer would not be paid the accruing interest for many years. Hence, real financial instruments that are sold prior to going full term, will be discounted; which means that the original investor must receive a higher yield to compensate for this potential discounting.

These three factors tend to create an illiquid market for real financial instruments, such as the Treasury Inflation Protection Securities (TIPS) issued by the U.S. Treasury, which increases the real yields on these instruments. Inasmuch as the private sector tends to price fixed-income instruments off the government sector, the higher real yields on the TIPS forces the private sector out of the marketplace; since they would not be competitive with nominal fixed-income instruments. In order to use real estate from the private sector to effectively back the issuance of the private currency, we must bring liquidity to the markets for real financial instruments such as the TIPS and the Real Mortgage-Backed SecuritiesTM. The Company believes that it has access to the Technology which will allow it to make a liquid market for real financial instruments.


3.0  THE PRODUCT:

3.1  Introducing a New Currency:

The introduction of the private currency requires that we define three elements: (1) the monetary unit, (2) the promise-to-pay and
(3) the private currency itself. The monetary unit defines the purchasing power of the private currency, which is indexed to and expressed in USD. The promise-to-pay (or demand note) is effectively a notification, typically delivered via e-mail over the Internet, which announces that the Company is holding funds for the desired recipient. Finally, the private currency is represented by a stored value, which is maintained on the Company's secure database. Ultimately, each of these three elements will be denominated in the monetary unit (the Millennium DollarTM), just as the USD monetary unit may be used as a monetary unit to establish the price of goods and services to denominate a promise-to-pay when sending a wire transfer or to establish the value of a paper currency.

The introduction of the private currency which will act as a monetary equivalent in the marketplace will require the establishment of a special account (the Gresham AccountTM) which will hold and maintain the private currency, as well as a facility (the TimeSafeTM) that will provide the monetary conversion, transfer and accounting services required to use the Millennium DollarsTM over the Internet.

See Section 4.0:  The Services at Virtualmoney.com.

3.2  The Monetary Unit:

The monetary unit will be called the Millennium DollarTM (or MR$). The value of the Millennium DollarTM will be equal (or indexed) to the purchasing power of the U.S. Dollar on the base-line-date of January 1st, 2000, as measured by the percentage change in the reference inflation index. Thereafter, the Millennium DollarTM will have a substantially constant level of purchasing power over time, while the value of the USD will fluctuate with inflationary and deflationary pressures.21

See Section 6.1:  Defining the Private Currency & Related Terms

21We say that the monetary unit will "substantially" represent a constant unit of purchasing power for two reasons. First, the measurement of any inflation index is prone to error. Second, there is no such thing as an absolute rate of inflation or deflation. Inflation indexes measure the change in price level of a basket of goods and services. However, everyone tends to purchase a different basket of goods and services over time. Hence, there can be no absolute measure of inflation or deflation, which applies to everyone. Nonetheless, an approximate measure of inflation and deflation, for the purpose of creating a monetary unit with a substantially constant level of purchasing power is better than no measurement whatsoever.
For if the measure of inflation is off by one to two percent, as many economists believe, the actual impact of inflation and deflation on nominal monetary units that are not adjusted can be off by multiples of this amount. Nonetheless, it should be a goal of government, and the private sector, to continuously improve the measurement of inflation and deflation as better technology becomes available. Perhaps the Internet will one day assist us in the collection of the pertinent data, so that we may even measure inflation and deflation in real time.

3.3  The Promise-To-Pay:

The Company will establish a facility, whereby the users of the monetary unit may send a notification (or promise-to-pay) via e-mail over the Internet for the payment of goods and/or services. The promise-to-pay, expressed in the Millennium DollarTM monetary unit, will notify the recipient that the Company is holding funds on the recipient's behalf. An authentic promise-to-pay, issued by the Company's facility, will represent MR$ funds available to the recipient, upon his or her acceptance. However, the recipient must accept the payment in Millennium DollarsTM, before the Member elects to terminate the offer. When the Recipient has already opened a special account (the Gresham AccountTM) with the Company, the acceptance will be automatic; except that, under the Terms and Conditions the recipient will have a three (3) day period of time, during which he or she may elect to refuse the MR$. The recipient may carry out the refusal by simply reversing the monetary transfer by issuing another promise-to-pay (or e-mail) to the original payer. When this occurs, each party must bear the monetary transfer costs for the issuance of the promise-to-pay.

See Section 6.8:  The Rejection or Acceptance

3.4  The Private Currency:

The Company will issue a private currency (also called the Millennium DollarTM), denominated in the monetary unit defined more fully in Section 6.1 below, which will be held as a stored value on the Company's database. The issue, and acceptance, of a promise-to-pay will result in a transfer of the Millennium DollarsTM (MR$) as a private currency from the original Member's account to the recipient's account.

The use of the term "Millennium DollarsTM" may refer to the monetary unit, the promise-to-pay and/or the private currency; depending on the manner in which it is used. The minimum purchase, sale or transmission of the private currency will be one Millennium DollarTM.

4.0  THE SERVICES:

4.1  The Gresham AccountTM:

The Company will offer prospective Members the opportunity to open a special account, called the Gresham AccountTM, as consumers and/or as merchants, which will perform the tasks implied by Gresham's Law. Gresham's Law states that: "Bad money drives good money out of the marketplace." In a dual currency situation, people will spend the weak (or bad) currency, and retain the strong (or good) currency. The relative strength of each currency being determined by its ability to hold its value against inflation. The Gresham AccountTM will convert the USD (the bad money) into MR$ (the good money) for holding and/or for the making payments to others; and then the account will convert the private currency back into USD, upon demand by the new holder of the private currency. By performing these functions, the Gresham AccountTM will carry out the tasks implied by Gresham's Law, which is to retain the good money and dispense the bad money.

The Gresham AccountTM will hold only Millennium DollarsTM. Nonetheless, the amount of funds will frequently be displayed in USD in a second column. This is for information purposes only, since the Gresham AccountTM does not hold USD. Whenever the Gresham AccountTM displays the financial data in both the private currency and in USD, the purchasing power of the respective currency amounts are equal. The account simply multiplies the holder's balance in Millennium DollarsTM times an inflationary adjustment factor to determine the equivalent amount of USD. During inflationary time periods, the relative amount of USD will increase, since the purchasing power of the USD is declining. Conversely, during deflationary time periods, the relative amount of USD will decrease, since the purchasing power of the USD is increasing. The goal of the private currency is to retain a relatively constant level of purchasing power, by being worth as much tomorrow as it is today.

4.2  Consumer Accounts:

Members may only have one Gresham AccountTM as consumers, but may open an additional merchant account for their business. Individuals may open a joint account, but then each lose the opportunity to open an individual consumer account. Once opened, Members may purchase, accept, transfer or sell Millennium DollarsTM through their Gresham AccountTM. Members may access their account by using only one e-mail address as their primary identifier. As such, Members are encouraged to use a stable e-mail address when applying for an account, since the loss of the Member's e-mail address will require closing the Member's current account and opening a new account.

Members may request that their MR$ be converted back into USD through their Gresham AccountTM, subject to a discount and a transfer fee. The current charges will be stated on the Consumer's Currency Exchange Rates at Virtualmoney.com. Any and all conversions back into USD will require the Company to transfer the USD back to the Member. USD will not be transferred to third parties, as a security precaution to protect Members.
In the event that

Members have used ACH transfers to transfer funds from their checking or savings account at an institution such as a bank, thrift or credit union, the USD funds will be transferred back into that account. If the Member reports that the account no longer exists, then the funds will be mailed via check to the Member's postal address. When Members have purchased MR$ by check, money order or credit card, the USD funds will be issued by check and mailed to their postal address. The Company will not accept credit card transfers, until an ACH transfer has been completed by the Member.

Consumer Gresham AccountsTM will be limited to a maximum balance of 2,000 MR$. The minimum MR$ transfer will be 1.00 MR$. Once opened, there is no minimum balance required in your account.
The Company's policy will be to close dormant accounts with zero balances after six months, if there has been no activity. Members wishing to close their accounts can simply withdraw their funds, leaving a zero balance. Members will then have a six month window, during which they can reactivate their account simply by using it. There will be no charge for reactivating the Gresham AccountTM within this six month time period. Members wishing to close their account permanently must notify the Company by e-mail sent to Service@Virtualmoney.com. Members should withdraw their funds before forwarding the e-mail to close the account.

The Company reserves the right to change the parameters of the Gresham AccountTM at any time by posting a notice on the Company's Web site.

No  Banking  or  Escrow  Services; No Interest  on  Funds.   Upon
accepting the Terms and Conditions Members acknowledge that Virtualmoney is not a bank. Any MR$ held by Virtualmoney for Members IS NOT FDIC INSURED OR OTHERWISE GUARANTEED BY THE U.S. GOVERNMENT. Virtualmoney is not regulated as a bank and it does not pay interest on any MR$ held by us for Members. Further, any interest earned on balances in Virtualmoney's bank accounts belong to Virtualmoney. Members acknowledge that Virtualmoney is not an escrow service.

4.3  Merchant Accounts:

Any qualifying business, professional, trades person or crafts person may become a Member by opening a Gresham AccountTM as a merchant, which may be in addition to their individual consumer accounts. Any affinity group may become a Member by opening a Gresham AccountTM as a merchant, which may be in addition to their membership's individual consumer accounts. An affinity group is any legal entity, including businesses, unions, churches, schools, etc. In addition to applying for a merchant account, prospective Members must provide the Company with a signed Certificate of Authority. The Certificate of Authority will confirm that the individual opening the account is authorized to do so on behalf of the affinity group he or she represents. A copy of the Certificate of Authority will be provided to the Member during the application process, which must be signed by the proper person and returned to the Company. Once opened, Members may purchase, accept, transfer or sell Millennium DollarsTM through their Gresham AccountTM.

Members may request that their MR$ be converted back into USD through their merchant account, subject to a discount and a transfer fee. The current charges will be stated on the Merchant's Currency Exchange Rates at Virtualmoney.com. Any and all conversions back into USD will require the Company to transfer the USD back to the Member. USD will not be transferred to third parties, as a security precaution to protect Members.
In the event that Members have used ACH transfers to transfer funds from their checking or savings account at a bank, thrift or credit union, the USD funds will be transferred back into that account. . If the Member reports that the account no longer exists, then the funds will be mailed via check to the Member's postal address. In the event that Members have not used ACH transfers, but have purchased MR$ by check, money order, the USD funds will be issued by check and mailed to their postal address. The Company will not accept credit card transfers, until an ACH transfer has been completed by the Member.

Merchant accounts will be limited to a maximum balance of 10,000 MR$. However, Members may request that maximum balance for their merchant account be increased by forwarding a request, and by stating the need for the increase, via e-mail to Service@Virtualmoney.com. The minimum MR$ transfer will be 1.00 MR$. Once opened, there is no minimum balance required in your account. The Company's policy will be to close dormant accounts with zero balances after six months, if there has been no activity. Members wishing to close their accounts can simply withdraw their funds, leaving a zero balance. Members will then have a six month window, during which they can reactivate their account simply by using it. There will be no charge for reactivating the Gresham AccountTM within this six month time period. Members wishing to close their account permanently must notify the Company by e-mail sent to Service@Virtualmoney.com. Members should withdraw their funds before forwarding the e-mail to close the account.

The Company reserves the right to change the parameters of the Gresham AccountTM at any time by posting a notice on the Company's Web site.

4.4  The TimeSafeTM:

The Company will maintain a facility (or database) on its Web site called the TimeSafeTM. The TimeSafeTM will provide for the monetary conversion, accounting and transfer services necessary to use the private currency over the Internet. This facility will include a secure database for the purpose of maintaining data related to the Gresham AccountsTM held in Millennium DollarsTM for the benefit of the Members. The TimeSafeTM shall provide the private currency holder with a means of notifying (via e-mail over the Internet) his, or her, creditors that a payment is being held for them in Millennium DollarsTM at the Company's TimeSafeTM. Any and all such MR$ e-mail notifications will include instructions, indicating how the MR$ recipient may collect his, or her, funds in MR$; which may then be converted to USD.

Inasmuch as the private currency is not defined by current law as "legal tender," the recipient does not have to accept the offer of payment in Millennium DollarsTM. For this reason, the transaction will appear in the Member's account as a "pending" transaction, until such time as the payment has been accepted; if the Millennium DollarsTM are sent to a non-Member. At any time prior to the acceptance of the payment, the Member may elect to terminate the transfer; provided only that it has not yet been accepted. Millennium DollarsTM sent to Members will transfer immediately. If the Member wishes to refuse the payment, then he or she will have a 3 day rescission period in which to return the funds. This can be done simply be sending a MR$ e-mail to the sender. When this occurs, each Member will pay their own transfer fees.

5.0  THE PURCHASE OF MILLENNIUM DOLLARSTM:

5.1  The Transaction:

The Company will offer the private currency to the Members for USD, and then stand ready to transfer or convert the private currency back into USD. The Company may charge a discount for monetary conversions (the Currency Discount) of USD to MR$ or conversely from MR$ into USD. (Currently, the Company is charging no Currency Discount for the conversion of USD into MR$.) In addition, the Company will charge a transfer fee (the Transfer Fee) for the transfer of either USD or MR$. The Company will post the defined value of the MR$ in USD, which shall be called the real par value (or the Real Par Value); and conversely, the value of USD in MR$, called the nominal par value (or the Nominal Par Value). Finally, the Company will post the currency exchange rate (or Currency Exchange Rate), at which Members can purchase (Buy) or convert (Sell) Millennium DollarsTM. The difference between the Real Par Value and the Currency Exchange Rate is the Currency Discount.

Inasmuch as the Real Par Value of the Millennium DollarTM in USD is recalculated daily, the Currency Exchange Rates are likely to change daily. The only time when the Currency Exchange Rate will not change is when the inflation index has measured zero inflation for the reference month. As such, the value of the private currency should rise in USD during inflationary times, or fall in USD during deflationary times; representing as it does, a relatively constant level of purchasing power over time.

The purchase of the private currency will be shown as a "pending" transaction, until such time as the USD funds have cleared. The MR$ funds cannot be used until they are no longer pending. The timing of the clearance will depend on the manner in which the USD funds are transferred to the Company. Once cleared, the private currency can be used and transferred to third parties as a promise-to-pay delivered via e-mails over the Internet.

The total cost of any transaction to the Member is equal to the absolute difference between the Real Par Value and the Currency Exchange Rate (or the Currency Discount Rate), times the number of Millennium DollarsTM being purchased or sold, plus the Transfer Fee, if any.22 The transfer of the private currency is subject to a Transfer Fee, but the Company currently plans no Currency Discount for transferring the Millennium DollarsTM. There are no discounts or fees charged to the recipient for simply accepting the payment, but charges will be incurred by the recipient for subsequent monetary conversions or transfers.

Inasmuch as the Company is charging no discount for the transfer of the private currency from one Member to another Member, the recipient of the Millennium DollarsTM can avoid the expense of the Currency Discount by retaining the private currency for the eventual payment of his or her creditors, as opposed to converting the private currency back into USD. This means that merchants can avoid the discount on credit card receivables, by
(1) agreeing to accept MR$ in payment for goods and services, and then (2) by using the MR$ in making payments rather than converting them back into USD. Under this scenario, the Company currently plans to charge only a Transfer Fee to the merchant; and even then, only as the MR$ are transferred to his or her creditors.

The Company's investment goal will be to oversee the investment of the USD proceeds, such that it can meet the monetary conversion demand for the private currency over time. While the Company believes that it can meet this goal, there can be no assurance that this goal can always be achieved. While the Company will display the book value of the assets on The Currency Reconciliation page on the Web site, it may also be required by accountant standards to periodically mark the assets to the market. If the Company's investment strategy fails, and/or the assets themselves fail to perform; then the marking of the assets to the market may indicate that there is not one hundred percent (100%) coverage of the private currency. Historically, government-issued currencies that were convertible to gold, survived with gold backing of 15% to 30%. Nonetheless, the range of latitude allowed a privately-issued currency by both the marketplace and by the regulators is expected to be less. Notwithstanding the foregoing, the Company does have an investment strategy, which it believes will be capable of satisfactorily meeting the mark-to-market accounting requirements. For the protection of Members and shareholders, the Company's investment strategy will not be disclosed.

For a more complete discussion of how the monetary conversion demand for the private currency will be backed by the assets, please see Section 5.4 Disposition of the Assets.

See Section 9.4:   Fees, Discounts and Other Charges
See:  Currency Exchange Rates at Virtualmoney.com.

22If the Real Par Value of the MR$ is $1.03, and the Company will repurchase the MR$ for $1.02, then the difference is $.01. Conversely, if the real par value of the MR$ is $1.03, and the Company will sell the MR$ for $1.04, then the difference is - $.01, or taking the absolute value, the difference is $.01. The difference, always expressed as an absolute value, is the Currency Discount Rate. By multiplying the number of MR$ involved; times the Currency Discount Rate, and then by adding the Transfer Fee; we can determine the total cost for the transaction.


                     * M  E  M  B  E  R  `  S      C   O   S  T   :

Example:                         To Buy MR$:         To Sell MR$:

Real Par Value:                    $1.10                $1.10
Less the Currency Exchange Rate:   $1.11                $1.08
**Currency Discount Rate (CDR)     - .01                  .02

Millennium DollarsTM to Convert:       100.00 MR$     100.00 MR$
Times the CDR as an Absolute Value:       .01            .02
Total Currency Discount:                 1.00 MR$       2.00 MR$

Currency Discount:                       1.00 MR$       2.00 MR$
Plus Transfer Fee:                        .25 MR$        .25 MR$
Total Cost:                              1.25 MR$       2.25 MR$

*Member's cost will vary depending upon the method of transferring the USD, ranging from ACH transfers, credit card transfers to paper checks or money orders. In addition, the Company may be charging consumers and merchants different
Currency Discounts and Transfer Fees.

**Once determined, the currency discount rate (CDR) can be applied against either USD or MR$, assuming the number of USD and MR$ have an equivalent purchasing power. Hence, we can drop the USD ($) sign on the currency discount rate.

5.2  Method of USD Transfer:

Members may purchase the private currency from the Company for USD, which may be transferred to the Company by any one of three means: (1) by ACH transfers23, (2) by check or money order or (3) by an acceptable credit card. The most efficient, and least expensive, way for Members to transfer USD is by ACH transfers. By supplying the Company with certain information, the Member's USD funds can be debited from the Member's checking or savings account. However, a Member does not need a checking or savings account in order to open a Gresham AccountTM with the Company, since the transfer of USD can be completed by check or money order forwarded to the Company via the U.S. Post Office. Nonetheless, the Company will not accept a credit card transfer from a Member, until an ACH transfer has been completed from a checking or savings account first. This rule is for the protection of the Members.

The Company will not accept cash (paper USD) in payment for the private currency. Nor will the Company accept any form of payment from non-residents of the United States. As a matter of transparency, the Company will post the currency exchange rate, and related fees, for each of the three means of USD transmission. This will allow the Members to consider the expense of the transfer, when electing the form of transfer.

23An ACH transfer refers to an Automated Clearing House transfer, which is accomplished via the Federal Reserve System. This is the safest, cheapest and most efficient way for the Company to obtain USD from its Members. Inasmuch as the Company must typically pass on the costs it incurs to its Members in one way or another, ACH transfers are also the cheapest way for Members to transfer USD to or from the Company.

5.3  Use of Sale Proceeds:

The Company will use the USD proceeds to purchase assets that will back the redemption of the private currency into USD by the Members. For a more complete discussion on the use of the sales proceeds, see Section 2.3: The Assets.

5.4  Disposition of the Assets:

The success of any currency is based upon the relative confidence of its users, that the currency can be efficiently converted into other competing currencies; which is to say, that the confidence placed in a given currency by the marketplace often rests upon its relative liquidity. In the event of a lack of liquidity, the marketplace may lose confidence in the private currency, which may affect its conversion value. While the Company will be carefully overseeing its assets in order to maintain a sufficient degree of liquid assets to meet the Members' demands to convert the private currency back into USD, there can be no assurance that the Company will not underestimate the degree of liquidity required. Furthermore, the marketplace's confidence in an asset-backed currency may also rest upon the relative degree to which the Company has the assets to back the redemption of the private currency into USD.

The Company believes that the most suitable assets to back the private currency are securitized, indexed mortgages, since the ability of real estate to act as a hedge against inflation can pass through the mortgages to the Company's mortgage-backed securities. These securities will then provide the Company with the means: (a) to provide for the inflationary adjustment of the private currency, and (b) to meet any monetary conversion demands by the holder of the private currency. However, mortgages by their very nature tend to be longer term instruments, which makes them more volatile when the assets are marked-to-the-market. As a result, we have a trade-off, whereby the Company (and indirectly its Membership) may be trading a degree of liquidity for relative security against inflationary and deflationary pressures, since any unforeseen demand to convert the private currency back into USD, could result in the sale of the assets at a time when they lack a sufficient market value to meet the demand for USD. This would result in the Company's lowering the Currency Exchange Rate, meaning that the value of the private currency in USD would fall. Notwithstanding the foregoing, the Company does have an investment strategy, which it believes will be capable of satisfactorily meeting the mark-to-market accounting requirements. For the protection of Members and shareholders, the Company's investment strategy will not be disclosed. Nonetheless, the Members should carefully consider the disposition of the assets over time. Unfortunately, this is not a simple matter.

The Company will periodically disclose the disposition of the assets, based upon their book value in USD, in The Currency Reconciliation. This posted document should simply show that the volume of Millennium DollarsTM outstanding, times the inflationary adjustment factor, will equal the USD book value of the assets. This should demonstrate Company's good faith effort in using the sale proceeds to purchase assets to back the private currency. Nonetheless, there are other considerations with respect to the disposition of the assets, which could lead to measures requiring adjustments to the book value of the assets. (See below).

Once the Company believes that liquidity for monetary conversions has been properly established, most of the USD will be used to purchase real financial instruments (or fixed-income instruments) that are defined in real terms, including real (or constant) dollars and real rates of interest. (The real rate of interest is the rate over-and-above the rate of inflation.) In nominal terms, we can say that real financial instruments are indexed to the USD by the rate of inflation or deflation. Conversely, nominal financial instruments (or fixed-income instruments) are based upon nominal terms, including dollars and rates of interest that are not adjusted for inflation or deflation.

A nominal financial instrument, such as a mortgage, can be said to generate two streams of cash flow, including the interest-only
(IO) payment stream and the principal-only (PO) payment stream. On a mortgage amortization schedule, we can clearly see these payment streams in the columns representing the "Interest Paid" and the "Principal Paid" for each monthly payment over the term of the mortgage. Financial professionals discovered over the past thirty years or so, that they can strip apart the IO payments from the PO payments, and sell them to different investors. These are called IO strips and PO strips.

Real financial instruments also begin by generating two streams of cash flows, including the real-interest-only (RIO) stream and the real-principal-only (RPO) stream. We can strip these two streams by separating the RIO strip from the RPO strip. The RPO strip can then be stripped again into two separate cash flows, including the nominal-principal-only (NPO) strip and the accrued-interest-only (AIO) strip. The NPO strip represents the USD originally paid for the real financial instrument, while the AIO strip represents the inflationary adjustment in USD that accrues over time.

The Company has pledged to issue a private currency that will be worth substantially as much tomorrow as it is today. This pledge can be met with the RPO strip, since it includes both the original USD plus an inflationary adjustment. This leaves the stream of income generated by the RIO strip as a profit center for the Company. Inasmuch as the RPO strip is indexed to the rate of inflation, it will adjust accordingly over time to maintain a substantially constant value. However, the stream of income represented by the RIO strip may be fixed, and unable to adjust to the changing real rates of interest in the marketplace. Which is to say, that real yields in the marketplace will change over time.

Current accounting standards may require the Company to mark the assets to the market from time to time. If real yields on comparable investments in the marketplace fluctuate over time, then the present value of the assets backing the private currency may also fluctuate. Inasmuch as the RPO strip is self-adjusting, the fluctuating value of the assets will be driven by the fluctuating value of the RIO strips. While this may impact the capitalized value of the Company in the stock market, it should not affect the purchasing power of the private currency. Nevertheless, Members may fail to understand that the purchasing power of the private currency is adequately backed by the RPO strips. In such an event, the Members may demand that their private currency be converted back into USD in substantial numbers. This would force the Company to liquidate the assets at a time when their marketable value (including both the RPO strips and the RIO strips) is insufficient to repurchase all of the private currency. All of this assumes, that the Company's investment strategy fails, since the Company does have a strategy that should allow it to secure assets capable of maintaining a present value equal to or greater than the volume of outstanding MR$. If this strategy is correct, and assuming it is properly executed; then interest-rate-volatility alone would not affect the Company's ability to mark the assets to the market, and still support the volume of the private currency outstanding.

To address this risk, the Company will oversee the assets backing the redemption of the private currency to the best of its ability, by attempting to minimize any shortfall in the marked-to-market value of the assets backing private currency relative to the Real Par Value of the outstanding Millennium DollarsTM. In taking any measures to manage its assets, the Company will attempt to avoid affecting the real dollar value of the assets.
It will accomplish this by marking the private currency to the assets over time. If the assets are undervalued on a mark-to-market basis, then the Company may add a surcharge to monetary conversions and transfers; until such time as the shortfall has been remedied. This means that not only the conversion of the private currency back into USD will be subject to a discount
(just as a merchant's credit card receivables are), but that the purchase of the private currency may be subject to a surcharge from time to time. In other words, the Currency Exchange Rates, whether buying or selling Millennium DollarsTM; may fluctuate from the defined Real Par Value over time.

Conversely, the assets may become overvalued relative to the Real Par Value of the Millennium DollarsTM when marked-to-the-market, which would create reportable income for the Company. In such event, the Company may mark the currency to the assets, by offering to sell the private currency at a discount, until the surplus has disappeared. Conversely, the Company may use the surplus to purchase insurance against any future shortfalls. Any such adjustments would affect the book value of the assets, which would then be adjusted and fully disclosed. While the Company will not formally post the results of marking the assets to the market, it is expected that the results will be disclosed in the Company's financial statements filed with the SEC.

6.0  SELECTED PROCEDURES:

6.1  Defining the Private Currency & Related Terms:

The private currency (or Millennium DollarTM) will be adjusted for inflation, and/or deflation, from the base-line-date as measured by the percentage change in the Reference Consumer Price Index for All Urban Consumers (the CPI-U) from the base-line-date. Please note:

   (a) The base-line-date for the Millennium DollarTM will be January 1st, 2000, hence its name.

   (b)    The CPI-U is tabulated monthly by the Bureau of Labor
Statistics (BLS), which is an agency of the U.S. Treasury.

   (c) The Reference CPI-U for January 1st, 2000 will be the CPI-U index number for October 1, 1999. The Reference CPI-U for February 1st, 2000 will be the CPI-U index number for November 1, 1999, and so on. The Reference CPI-U for each additional day in the month of January, 2000 will be the pro-rated difference between the CPI-U for October, 1999 and the CPI-U for November, 1999; and so on.

   (d)    The Company will also calculate an Inflationary
Adjustment Factor (IAF), which is simply one plus the percentage change in the Reference CPI-U from the base-line-date.

   (e)    The Real Par Value of the private currency unit in U.S.
Dollars (USD) will be equal to one Millennium DollarTM times the Inflationary Adjustment Factor, which can be expressed as:

                       MR$  x  IAF  =  USD

   (f)    Conversely, USD can be converted to Millennium
     DollarsTM by dividing the USD by the
IAF for the given day, which can be expressed as:

                          USD   =   MR$
                          IAF

6.2  The Reference CPI-U:

The Company uses a lagging inflation index, which is called the Reference CPI-U. As an example, the Reference CPI-U for January 1, 2000 was the CPI-U index number for October, 1999. The Company uses a lagging inflation index, since it is impossible to know during the current month, just what the rate of inflation, or deflation, will be, for it is still being measured. Typically, the BLS will post the new CPI-U index number for a given month on the 15th of the following month. However, the BLS may be late in issuing this information, and may even issue a correction at a later date. Accordingly,

   (a) In the event that the BLS issuance of the CPI-U index number is late for any reason, then the Company will effect such remedy as it sees fit, such that the Real Par Value of the Millennium DollarTM is issued on a continuous basis.24 This may be achieved by the Company issuing a "Projected Real Par Value." It is agreed and understood that this Projected Real Par Value can only be an approximation; nonetheless, it can be used in the marketplace until the situation is rectified by the BLS's issuance of the CPI-U. As such, users of the private currency must individually assume the inherent risk of using the Projected Real Par Value, and hereby agree to hold the Company harmless from its use.

For instance, when finally determined by the BLS the actual rate of inflation or deflation may have resulted in the determination of a value different from the Projected Real Par Value. This would result in greater USD proceeds for some Members, and lesser USD proceeds for other Members, for transactions occurring over this time period. The Company itself may benefit on some transactions, and be penalized on other transactions. Both Members and the Company using the Projected Real Par Value must bear this risk, since any attempt to correct the multitude of financial transactions that may have occurred in the interim, could cost more than the monetary adjustment itself. As such, the Members will be required to hold the

Company harmless from
any loss or expense the Members may incur as a result of using the Projected Real Par Value. Any transactions which occur using the Projected Real Par Value must stand unchanged, regardless of any errors.

   (b) At times, the BLS may issue revised CPI-U index numbers for one or more months. In fact, this occurred in the Year 2000, when the BLS miscalculated the CPI-U by omitting certain data for a number of months. This would lead to a miscalculation of the Real Par Value of the private currency.

   (c) At times, the Company may also inadvertently calculate a wrong value for the Real Par Value of the private currency.

   (d) In the event that either (a), (b) and/or (c) should occur, or in the event that the Real Par Value of the private currency is otherwise misrepresented for any reason, then it is agreed and understood that any and all transactions completed in the private currency unit shall remain unchanged; provided only that any such occurrence was not an intentional act of the Company.

   (e) Finally, in the event that an error does occur in the calculation of the Real Par Value, the Company will make such adjustments as may be necessary to fix this problem for the benefit of future transactions performed in the private currency unit. In any such event, correcting the problem will result in an immediate adjustment to the Real Par Value of the private currency unit. As a result, there will be a disparity between the book value of the assets and the volume of Millennium DollarsTM outstanding, which must then be reconciled. This can only be achieved by a corresponding change in the volume of Millennium DollarsTM issued and outstanding.

In other words, any increase (or decrease) in the Real Par Value of the Millennium DollarsTM would require a corresponding decrease (or increase) in the volume of Millennium DollarsTM outstanding; such that this MR$ volume (when multiplied by the IAF) would then correspond with the book value of the assets backing the redemption of the private currency. Ironically, such adjustments would not affect the total purchasing power of the private currency being held by the Members, since any increase (or decrease) in the amount of MR$ held by each Member would be offset by the decrease (or increase) in the Real Par Value. Meaning simply, that the Members would have the same purchasing power after the adjustment, as they had before the adjustment.

24As an example, the Company may elect to continue its currency conversion operations with the last known Real Par Value, or otherwise adjust the Real Par Value by the prevailing rate of inflation for the past year; either one of which would be adjusted, once the BLS restores the issuance of the CPI-U index numbers.

6.3  The Real Par Value:

The procedures in Section 6.1 will establish the Real Par Value of the Millennium DollarTM as a monetary unit, which can then be used for the pricing of goods and services in the marketplace.
The Company will calculate the Real Par Value of the Millennium DollarTM (MR$) defined in USD on a daily basis, which will be posted in advance. 25

25The purpose in establishing the Real Par Value is to define the purchasing power of a constant monetary unit, which can then be used in the marketplace for the pricing of goods and services. However, maintaining the value represented by the Real Par Value is akin to hitting a moving target, since forces in the marketplace generally work to distort the value of the assets backing the private currency. As such, the Company's management of the private currency in the marketplace requires that the Company have the ability to adjust the Currency Exchange Rates to meet the pressures of supply and demand, as well as changes in interest rates; thereby ensuring the solvency of the Company and the viability of the assets used to redeem the currency.

This means that the Currency Exchange Rates are not likely to be the same as the Real Par Value, since in most cases they may reflect a Currency Discount and/or a surcharge to mark the currency to the assets. The difference is essentially the same as buying any given product on a wholesale versus a retail basis; with the Real Par Value being the wholesale price, and the Currency Exchange Rate being the retail price. Businesses must mark-up products and services from their wholesale cost to the buyer's retail cost, otherwise they could not fund their operations and hope to generate a profit. The Company is no different.

It is important to differentiate between the Real Par Value of the private currency, versus the fluctuating currency exchange rates in the marketplace. For instance, there may be other entities making a market for the private currency, each offering a different currency exchange rate; in such an event, what is the value of the private currency for the purpose of pricing goods and services? It should be the Real Par Value as defined in this document. This is especially true as society begins to accept the ongoing use of the private currency, and monetary conversions back into USD become a secondary consideration. This means that those who hold the private currency for the future purchase of goods and services, rather than continuously converting back into USD, will obtain the Real Par Value for the private currency.

6.4  The Conversion Value:

Upon issuing the Millennium DollarTM, the Company will stand ready to repurchase the private currency for U.S. Dollars at a conversion value expressed by the Currency Exchange Rate. In addition, the Company will charge a fee for the transfer of the USD back to the holder of the private currency. For security reasons, the Company will not transfer the Member's USD to a third party. The Company may charge different discounts and fees to different groups.26

26The monetary conversion service of converting the private currency back into USD is similar to a credit card receivables operation, whereby a merchant converts his credit card receipts into cash. The currency discount and transfer fee are to cover expenses incurred in this transaction by the Company, along with a reasonable profit. The only difference is that the user need not convert back to USD, assuming the user can use the private currency to pay for goods and services. Certainly, this ability will increase with the acceptance of the Millennium DollarTM in the marketplace.

6.5  The Recipient's Options:

The Millennium DollarTM is not legal tender. Therefore the recipient of the promise-to-pay may reject the offer of the payment in MR$.26 Conversely, the recipient may elect to accept the Millennium DollarTM payment, after which the private currency may be converted to USD, or held for future use.

26While the Millennium DollarTM is not legal tender, neither is gold; yet it is often accepted in lieu of government-issued currency. A currency can be legally accepted at the option of the recipient, and need not be "legal tender." When a currency is designated by the government as "legal tender," this simply means that it cannot be rejected by the recipient.

While the Millennium DollarTM is not legal tender, we expect it to become the preferred tender. Why? Because both Adam Smith's Invisible Hand, and Thomas Gresham's Law suggest that participants in the marketplace will do what is in their own best interest. The Company believes that it will be in the best interest of all concerned to accept the Millennium DollarsTM, whenever and wherever they may be offered, since their conversion to USD will be backed by assets that are adjusted for inflation and deflation.

6.6  Revoking an Offer:

Until such time as a promise-to-pay is accepted by the intended recipient, the Member shall retain the right to terminate, and thereby revoke, the offer to pay in Millennium DollarsTM. Once the promise-to-pay is revoked, the recipient shall have no further right or claim to the funds represented by said promise-to-pay. The revocation of an offer will only occur when the intended recipient has not yet opened a Gresham AccountTM, since any proposed transfer of MR$ to a current Member will be automatically posted on the recipient's Gresham Account. See
Section 6.7:  Right of Rescission.

6.7  Right of Rescission:

Inasmuch as the transfer of the private currency to another Member occurs automatically, the recipient of the Millennium DollarTM transfer will have a rescission period of three (3) days to reverse the payment. If a Member elects to reverse the payment of a MR$ transfer that appears on his or her Gresham AccountTM, they need only post a new e-mail transferring the MR$ back to the original owner. In such an event, each party will be responsible for their own Transfer Fees.

6.8  Late Payments to Creditors:

Members must bear the full risk and penalty of any late payments, because the recipient (creditor) has no legal obligation to accept a promise-to-pay in MR$, and the Member retains the ability to revoke the promise-to-pay at any time. As such, Members have the responsibility to personally review their account, which will show when payments are "pending" or paid. As the payment date approaches and the promise-to-pay in MR$ has not been accepted, then the user should seriously consider another form of payment in USD. The Company will not be liable for any late payments to creditors incurred by the Members.

6.9  The Rejection or Acceptance:

The recipient of the promise-to-pay is not required to accept the offer of the private currency, since it is not legal tender as defined by the federal government. Therefore, the intended recipient may reject the offer of payment in Millennium DollarsTM by simply not responding to the instructions on the e-mail.

Conversely, in order to accept the Millennium DollarsTM, the recipient must have an active Gresham AccountTM with the Company. 27 If such an account does not currently exist, the recipient may open an account, and then accept the Millennium DollarTM payment. The acceptance of the Millennium DollarsTM will then complete the transfer of the funds, as well as create a record of the payment for both parties. Once payment has been received, the recipient agrees to credit the sender with a payment at the Real Par Value of the Millennium DollarsTM on the date the MR$ are transferred to the recipient's account.

27Inasmuch as the Company does not accept the deposit of USD, but only holds the private currency as a stored value on its database, the e-mail recipient must accept the Millennium
DollarTM payment before any conversion can be made to USD.

6.10 Use of the Term:  Millennium DollarTM:

The Millennium DollarTM is a trademarked term (the Trademark), which is owned by Real Monetary Systems, Inc. and licensed to the Company. Nonetheless, the general public may use the Trademark, provided that the following conditions are met:

   (a) the Trademark may only be used by Members who have an active and open account with the Company;

   (b) any Member who wishes to abbreviate the Trademark will represent Millennium DollarsTM as "MR$";

   (c) the Trademark can only be used when it represents the monetary unit, promise-to-pay or private currency as defined in this Compact;

   (d) whenever the Trademark is used for pricing, advertising or otherwise promoting a transaction in the marketplace, the user must accept Millennium DollarsTM in payment at the payer's option; and

   (e) any use of the Trademark must be an approved, unaltered copy, obtained from the Company to assure that the use of the licensed Trademark is of high quality and inures to the good will of the licensor in the licensed Trademark.

The issuers of other private currencies may not denominate their currency in the Millennium DollarTM monetary unit without the express written permission of the Company.

6.11 The Abbreviation "MR$":

The Company has not trademarked the MR$, as an abbreviation for the Millennium DollarTM. As such, it may be used freely in the marketplace without the Company's permission.

Nonetheless,
Members should be aware that the mere use of the MR$ symbol does not necessarily represent units of the Company's private currency. Members should also be wary of those who may use the MR$ symbol to transact business, when the monetary transfers are not carried out in Millennium DollarsTM; which means that they may not be asset-backed.28

Nonetheless, participants in the marketplace may use the MR$ to represent the purchasing power of the USD on January 1st, 2000, as measured by the percentage change in the reference inflation index. This can be used effectively for pricing goods and services, but monetary transfers should be completed in Millennium DollarsTM. The Company has decided not to trademark the MR$ symbol in the expectation that participants in the marketplace will begin to properly recognize the role of money as a social contract, that it be worth as much tomorrow as it is today. Hopefully the use of the MR$ symbol will lead to the acceptance of the Company's asset-backed private currency on a broader scale.

28This would mean a reversion to a fiat currency, that was simply adjusted to the inflation rate; but was not backed by assets. History has shown that this will eventually fail. This was demonstrated by the issuance of the "Gold Bonds" from the 1890s to 1934. The Gold Bonds promised to repay the borrowed principal in either USD, or an equivalent weight in gold as determined on the day the bond was issued. The gold payment clause was deemed to be a hedge against inflation. By 1934, there was an estimated $100 billion in Gold Bonds outstanding, but only about $4 billion of gold in Fort Knox. When President Franklin Delano Roosevelt passed legislation making the holding of gold bullion illegal, and then devalued the USD by 40% in 1934; the holders of the gold Bonds lost billions. It is not enough to index a currency to the rate of inflation. It must be substantially backed by assets, that are themselves substantially self-adjusting for inflation and deflation.

6.12 Other Use of the Trademarks:

The Company will also engage in the use of certain other trademarked terms, which the Company is licensed to use, or are otherwise the property of the Company. Any use of these, or other trademarks subsequently initiated by the Company is strictly prohibited without the express written consent of the Company. Nonetheless, the Company will allow the use of these trademarks, provided that:

   (a) any such usage is for educational, or journalistic, purposes only;

   (b) they are not used in the promotion of competitive products or services;

   (c)    when so used, they must contain the Trademark symbol;
          and

   (d) they must be identified as the property of Virtualmoney, Inc.

The Millennium DollarTM Trademark may also be used in accordance with the above terms, except that it should be identified as the property of Real Monetary Systems, Inc., which has been exclusively licensed to Virtualmoney, Inc.

6.13 Disclaimer & Changes:

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The purpose of detailing the Selected Procedures, as set forth herein, is to disclose to Members that the Company will undertake such procedures as part of its responsibility in the issuance of the private currency. The Company will perform such other procedures as it deems prudent and necessary in the offering of the private currency, which shall not require formal disclosure. Finally, the Company reserves the right to change, augment, alter or eliminate any of these Selected Procedures without advance notice to the Members in the event that they pose a security risk to the Company and/or the Members. In the event that such procedures are changed for any reason, the changes will be posted on the Company's Web site within 14 days following the Company's adoption of such changes.

7.0  SECURITY, TRUST & SERVICING:

7.1  Help:

There are a number of places where Members can find help, which include:

   (a) the "Help" button at the bottom of each Web page, where there will be an index setting forth where various information on the site may be obtained;

   (b) the Forum will be designed initially to answer frequently asked questions, but will also permit new questions as well.

7.2  Service:

In order to obtain service, Members may:

   (a)    send an e-mail to Service @Virtualmoney.com,

   (b)    post a question in the Forum, or

   (c)    forward a letter to Virtualmoney, Inc., 2325 Sheridan
          Hills Road, Wayzata, Minnesota 55391.

Our service goal is to respond within 24 hours, although a solution to your problem may take longer. If it is going to take longer, we will give you an estimate of how long it will take.
If the problem is insurmountable, we will also be candid about that.

7.3  Security:

The Security for the Virtualmoney.com Web site has been designed by Bluewater Information Convergence, Inc. As resources permit, the Company is committed to using the best security measures available. For a current summary of the Company's technology and security measures, see: Privacy and Security at Virtualmoney.com.

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7.4  Sale Proceeds:

The Company sells its private currency for U.S. Dollars, which are then used to purchase assets, to back the purchasing power of the private currency. The assets will then be used to back the redemption of the private currency, by selling the assets as needed for USD. As a matter of transparency, the Company will disclose both the Company's Investment Policy, as well as a reconciliation of the Millennium DollarsTM outstanding versus the book value of the assets backing the private currency. The Company will disclose the disposition of its assets, as discussed in Section 5.4: Disposition of the Assets.

7.5  Audits

The Company will have an annual audit performed for the benefit of the Members, as well as its shareholders. The audit will be performed in accordance with generally accepted accounting principles (GAAP). The Company is required to file audited financial statements each year with its Annual Report on Form 10-K, which is due 90 days following the end of its fiscal year on December 31st. The Company's Annual Report on form 10-K, including its audited financial statements (and other filings with the Securities and Exchange Commission) can be downloaded for review at www.Freeedgar.com. The Company is listed as:
Virtualmoney.

7.6  Trust:

For the Company to succeed, it must earn the trust of its users. The Company has undertaken a number of measures to earn the Members trust, not the least of which is this document. A careful reading of The Real Monetary Compact will set forth the responsibilities of the Company in creating an environment of trust.

We suggest that Members start slowly in the use of the Company's products and services. As the Company begins to establish a record of trust, then Members can become more actively involved in using the Company's products and services. Trust must be earned, and this will require a period of mutual exploration. Nonetheless, it is the Company's intent to earn the Members' trust, as we believe that many of the provisions of this document will attest and confirm. If any participant has issues concerning trust; they should address those issues directly to the Company, or to the larger community in the Forum.

Finally, the Company will also use its best efforts to keep the community informed by issuing regular news releases about the Company's activities.

See:   News Releases at Virtualmoney.com.

7.7  Forum

The Company will sponsor a Forum, which will be used to respond to more general questions by the Members. Members with questions may wish to check the Forum first, since the answer to their question may already be available. It is also a good place to post new questions, which may be answered by the Company's staff or other Members.

7.8  Regulation:

The Company is not a bank, thrift, insurance company or broker/dealer. Nor is it an investment advisor, subject to the Investment Advisory Act of 1940. The term Millennium DollarTM is used to describe variously, a monetary unit, a promise-to-pay and/or a private currency. While the Millennium DollarTM is not a security as defined under the Securities Act of 1933; securities could be defined in Millennium DollarsTM in the same way the a corporate bond is defined in USD.

The Company is a money service business. The U.S. Treasury has estimated that there are over 200,000 money service businesses in the United States, which are not banks, thrifts or broker/dealer firms. Money service businesses were defined by the U.S. Treasury in the Federal Register Vol. 64, No. 161, August 20, 1999 on page 45446-7; as including any:

   (a)    currency dealer or exchanger;

   (b)    check casher;

   (c) issuer of traveler's checks or money orders or stored value;

   (d) seller or redeemer of traveler's checks or money orders or stored value;

   (e)    money transmitter;

   (f)    U.S. Post Office;

except that, some of the above definitions require a certain monetary volume of transactions, before the prospective business would qualify as a money service business.

As a money service business, the Company is subject to federal and state laws, rules and regulations. In addition, the Company is a reporting company under the Securities Act of 1934, which means that it must comply with disclosure requirements and other regulations of the Securities and Exchange Commission.

See:   About Us at Virtualmoney.com.

7.9  Fidelity Bonding:

The Company has obtained a fidelity bond for the protection of its Members. The purpose of the fidelity bond is to protect the Company and its Members against the misappropriation of funds by this Company's employees.

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8.0  RIGHTS AND BENEFITS:

8.1  Viral Network Marketing Program

The Company's offering of a private currency, distributed by e-mail notifications over the Internet will begin a process called "viral marketing." Viral marketing will occur every time that a Member sends a promise to pay in MR$ to a non-Member, since it will then inform the non-Member about the existence of the private currency. Furthermore, as the volume of promises to pay in MR$ increases from Member to Member, it will support and encourage the broader use of the private currency by Members themselves. As such, each and every promise to pay in MR$ is effectively a marketing event. This is called viral marketing, since it tends to grow like a virus.

The Company has combined viral marketing with a traditional network marketing program, thereby initiating a Viral Network Marketing Program (the VNM Program.) Network marketing has been used successfully by firms such as Amway to compensate their participants by providing marketing incentive payments on a multi-level basis. The combination of viral marketing and network marketing will allow Members to recruit friends, relatives and business associates in the physical world, which will be boosted by the viral marketing that occurs when promises-to-pay are issued. Collectively, the Company believes that Viral Network Marketing will be a powerful tool, that can be used in the introduction of the private currency.

Each and every qualifying Member shall have the right to participate in the Company's Viral Network Marketing Program (the VNM program). The Company reserves the right to change the rules of the Virtual Network Marketing Program, as well as the right to terminate the VNM Program at its sole discretion. It shall also have the right to readjust the marketing incentive credit, which will be distributed in Millennium DollarsTM to the participating Members. Nonetheless, upon any termination of the VNM Program, the distributions will continue at the current rate for a period of five (5) years. During this period credit will be given only for Gresham AccountsTM that were opened prior to the termination of the VNM Program, which remain open and active thereafter. In the event of any cane in the rules, the terms, conditions and qualifying parameters of any new program may be substantially different.

Members may participate in the VNM program at one of two levels. If 100 or more members of an organization become Members of the Company by opening Gresham accounts, the organization may become an "Affinity Group" participant in the VNM program. All other Members may participate in the VNM program through

The VNM Program will be run by Real Money Network, Inc. (RMN), a wholly-owned subsidiary of the Company. The VNM Program is designed to participants for marketing Gresham AccountsTM to prospective Members. Pursuant to the VNM program, the Company will credit to RMN an amount equal to a fixed percentage per annum (currently expected to be one hundred basis points or 1%) of the total volume of Millennium DollarsTM held in the

Gresham
AccountsTM generated by the marketing to VNM Program participants. RMN participants will benefit from the VNM program by sharing in credits received by RMN. Consequently, the Company will credit to RMN an amount equal to a fixed percentage per annum of the outstanding volume of Millennium DollarsTM held by the RMN participants. RMN will then redistribute that credit to RMN participants based on the number of new accounts opened on each of five levels deep. In other words, a referring Member will earn credit not only for the new Member that results from his referral (the first level), but also for any new Members resulting from referrals made by the first level new Member (the second level), for new Members resulting from referrals made by the second level new Member (the third level) and so on, ending at the fifth level. The Company will make all VNM credits in Millenium DollarsTM.

The VNM Program is an elective program, Members can elect "active" or "inactive" status, at the time they apply to open an account. When applying, Members may indicate who recommended the Company's products and services to them by entering the recommending person's e-mail address as the "Referrer." This will give the Referrer credit for enrolling the Member into the VNM Program. By electing to be active, the new Member gives the Company the right to forward to Real Money Network, Inc., the name and e-mail address of the new Member and the name and e-mail address of the new Member's Referrer (if any), as active participants of the VNM program. It will be the responsibility of the Referrer to communicate with the Member concerning the activities of the VNM Program.

Consequently, Members have four options with respect to the VNM
Program.  Members can elect to be:

(a)  inactive in the VNM Program, and enter no Referrer;

(b)  inactive in the VNM Program, and enter a Referrer;

(c)  active in the VNM Program, and enter no Referrer;

(d)  active in the VNM Program, and enter a Referrer;

By electing (a), the Member will forego the right to participate in the VNM Program, thereby foregoing the participation in the distribution of any marketing credits. In essence, the credit for their enrollment will accrue to the Company, since they have entered no Referrer.

By electing (b), the Member will forego the right to participate in the VNM Program, thereby indirectly electing not to participate in any VNM credits. However, the credit for their enrollment will accrue to their Referrer.

By electing (c), the Member will participate in the VNM Program, thereby indirectly electing to participate in any VNM credits. In addition, the credit for their enrollment will accrue to Real Monetary Network, Inc., since they have entered no Referrer.

By electing (d), the Member will participate in the VNM Program, thereby indirectly electing to participate in any VNM credits.
In addition, the credit for their enrollment will accrue to their Referrer.

The election of being an "active" or "inactive" Member in the VNM Program can be changed by notifying the Company. However, the selection of the Referrer can only be changed by opening a new account, which would require the closing of your current account. By electing to be "active" in the Viral Network Marketing Program, the Member authorizes the Company to disclose this election to both Real Monetary Network, Inc. (RMN) and to the Referrer. (RMN is a subsidiary of the Company, and the Referrer is the person or entity named by the Member as referring them to the Company.) This means that the Company is permitted to distribute the Member's name and e-mail address, but no other personal information to RMN and the Referrer.

Members must have an active Gresham AccountTM in order to participate in the distributions of the Viral Network Marketing
Program. If the Company closes a Member's account for reasonable cause, the Member will lose his or her distributions..
Reasonable cause shall include, but not be limited to, the Member's violating the Terms and Conditions, as amended and posted on the Web site.

In the event that a Member closes his, or her, account, then the act of closing the account will result in the forfeiture of any and all distributions in the Viral Network Marketing Program. Except that, if the Member opens a new account within 30 days, then the distributions will be restored; provided only that the Member elects to remain active in the VNM Program, when applying for his or her new account. The Company reserves the right to charge an administrative fee for re-establishing the distributions, provided only that the fee is disclosed to the Member in advance. If the Member does not approve the fee, then the distributions will not be re-established; and no administrative fee will be charged to the Member. The Member bears the responsibility of requesting the reinstatement of the marketing credits within 30 days of the closing of the original account, and after the opening of the new account.

If you wish to change your VNM status, or apply for reinstatement, then please e-mail us at:
Service@Virtualmoney.com.

Upon opening a new account, the Member may name a new referrer for the VNM Program, but his or her original referrer will continue to benefit from the distributions for the original account. The termination of an account, or the reopening of a new account, by the Member will not affect the down line distributions to the original referrer, except that he or she will no longer receive credit for the Member whose account is terminated.

See: Viral Network Marketing Program at Virtualmoney.com.
See: Viral Network Marketing Agreement at Virtualmoney.com.

8.2  Reporting Company:

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The offering of a private currency, coupled with the related services, requires that the Company earn and maintain a high level of trust with the Members. One of the best ways of promoting this trust is through the periodic disclosures required by securities laws applicable to a publicly reporting company. The Company agrees to maintain the Company as a reporting company with the Securities and Exchange Commission (SEC).

Pursuant to this agreement, the Company filed a Registration Statement on Form 10-SB on July 13, 2000 pursuant to the Securities Exchange Act of 1934. The Company's status as a reporting company will provide several benefits to Members. First, it will commit the Company to filing quarterly and annual reports with the SEC, which can be accessed via Freeedgar.com, where the Company is listed as: "Virtualmoney". In addition, this will require the Company to obtain an annual audit of its financial statements, which may also be downloaded from www.Freeedgar.com

8.3  Real MortgageTM Purchasing Policy:

The premise underlying the Company's offering of the private currency is that the ideal asset-backing for the Millennium DollarTM is Real Mortgage-Backed SecuritiesTM (RMBS). RMBS are created by securitizing pools of Real MortgagesTM, which will be secured by improved real estate. While the Company will not be originating Real MortgagesTM, it intends to purchase them from qualified lenders for the purpose of having them securitized into RMBS. The mortgages will be securitized by the Real Mortgage Corporation, a wholly owned subsidiary of Real Monetary Systems, Inc. (RMSI), which are affiliates of the Company. RMSI owns the trademarks for the Real MortgageTM and the Real Mortgage-Backed SecuritiesTM.

This will begin to create a liquid market for Real MortgagesTM, which are beneficial for both lenders and borrowers. Provided that all such mortgages meet the underwriting requirements as provided by the participating credit rating companies, the Company plans to give priority to purchasing Real MortgagesTM, where the mortgagors are Shareholders and/or Members. As the Company's purchase of Real MortgagesTM commences in earnest, the Company will establish the Real MortgageTM Purchasing Policy. At that time, a priority list will be established based upon Purchase Priority Numbers issued to Shareholders and/or Members.

Purchase Priority Numbers will measure the duration of one's participation as a Shareholder and/or as a Member. The goal herein is to allow Shareholders and Members to share in the benefits of having a Real MortgageTM with an origination priority determined by their level of participation in the Company's endeavors. It is this participation that creates the Company's ability to buy the Real MortgagesTM.

For more information see: The Real MortgageTM Purchasing Policy at Virtualmoney.com.

9.0  DISCLOSURES:

9.1  Absolute Rate of Inflation:

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The measurement of inflation is not a precise science.  Inflation is measured by tabulating the change in prices for a basket of goods and services, which target the average consumer for consumer price indexes. Nonetheless, we each tend to consume a somewhat different basket of goods and services over time. As such, there is no such thing as an absolute rate of inflation or deflation. The private currency issued by the Company is said to be self-adjusting for inflation and deflation as measured by the percentage change in the Consumer Price Index for All Urban Consumers (CPI-U). At best, this measurement is an approximation of the varying degrees of inflation and deflation that each of us experience in the marketplace. Nonetheless, the Company believes that an approximation is better than no inflationary adjustment whatsoever, which is how our current monetary system functions.

9.2  Minor Accounting Problems:

During inflationary time periods, as measured by the percentage change in the reference inflation index, the Real Par Value of the private currency will be increasing in USD every day. This incremental increase represents the inflationary adjustment of the private currency, which is designed to substantially maintain its purchasing power over time. Nonetheless, this will create some minor accounting problems for the Members in that the conversion of the Millennium DollarsTM, back into USD before any fees or discounts will be at successively higher amounts as each day passes. Hence, the simple conversion of the Millennium DollarsTM back into USD may indicate that the sender has overpaid the bill.

Why does this happen? When a Member issues a promise-to-pay in the private currency, the appropriate amount of Millennium DollarsTM are frozen (as "pending") in their account, until the intended recipient accepts the transfer. As the use of the private currency becomes widespread, this will happen relatively fast, and there will be no accounting problem. However, if the transaction is not completed until the next day, then the amount of Millennium DollarsTM that will be committed to the transfer is adjusted for inflation, and the recipient will be paid more in the equivalent amount of USD. In essence, the obligation was in Millennium DollarsTM and they held their value, while the obligation expressed in USD actually declined in purchasing power. This means that the social contract was fulfilled, but in doing so, the recipient received more in USD than the stated billing.

The Company shall deem any such overage, as expressed in USD at the Real Par Value, as the rightful property of the recipient.
As such, the recipient shall have no cause or obligation to credit, or otherwise to notify, the Member of the overage in USD. Only this approach will fulfill the social contract of money.

9.3  Reconciling the Assets:

The Company will offer to sell the private currency for U.S. Dollars, or conversely, may use the private currency to directly purchase assets that qualify under The Investment Policy. The sale of the private currency amounts to the sale of a promise-to-pay, which commits the Company to make a market for the repurchase of its private currency, less reasonable fees and/or discounts to cover expenses and a reasonable profit for its shareholders. As such, the

                                 E-65
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proceeds of the sale of the private
currency are the property of the Company. The holder of the currency has elected to protect the purchasing power of his funds by purchasing the private currency, however the currency itself does not constitute an investment, since it pays no real rate of return.

The Company will set aside the sale proceeds from the sale of the private currency, which will be used to back the redemption of the private currency. As such, the volume of Millennium DollarsTM outstanding times the Inflationary Adjustment Factor should equal the book value of the assets purchased to back the private currency, unless certain adjustments are made, as discussed in Section 5.4: Disposition of the Assets. The Company will regularly disclose a reconciliation of the private currency outstanding versus the book value of the assets backing the currency.

9.4  Fees, Discounts & Other Charges:

The Company shall be empowered to charge reasonable fees, discounts and other charges for its services. The Company will disclose any and all such fees, discounts and charges, before assessing them against any account. Generally, the fees, discounts and charges will be reflected in the Currency Exchange Rates, Currency Discount and/or Transaction Fees. For a fuller discussion of this subject see Section 5.1: The Transaction.

9.5  Credit Card Usage:

For security reasons, customers will not be allowed to purchase the private currency with credit cards, until they have already completed a transfer of funds from their checking account with an ACH transfer. If Members wish to convert the Millennium DollarsTM back into USD, the Company will stand ready to make the conversion at the applicable Currency Discount Rate. The distribution of the resulting USD to the Member must be made by ACH transfer to the Member's checking or savings account of record with the Company, or by check to the Member's postal address.

9.6  Depository Insurance:

The Company is not a bank, and it does not pay interest on any Millennium DollarsTM held by it on behalf of its Members. The MR$ held as a stored value on the Company's database are not insured by the Federal Deposit Insurance Corporation (FDIC), or otherwise guaranteed by the government. The Company is not a broker/dealer, nor is it an Investment Advisor pursuant to the Investment Advisors Act of 1940. As such, it is not insured by the Securities Investor Protection Corporation (SIPC). Furthermore, the Company is not an escrow agent. Any interest earned on balances in Virtualmoney's accounts at financial institutions belongs to Virtualmoney, Inc.

9.7  Communications:

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The Company is obligated to file reports with the Securities and
Exchange Commission (SEC). As such, its communications with the general public are largely regulated by the SEC's guidelines, which may change from time to time. All of the Company's reports filed with the SEC are publicly available. The Company will primarily rely on five channels to distribute information to the general public, which include:

 (a) presentation materials and comments delivered by management and staff at the
     Company's Shareholders Meetings, or other Company-sponsored events;

 (b) the filing of Quarterly Reports on Form 10-Q and Annual
     Reports on Form 10-K with the Securities and Exchange
     Commission, which can be obtained at www.Freeedgar.com.  The
     Company is listed at Freeedgar as "Virtualmoney";

 (c) the periodic issuance of News Releases to the media and the posting of such releases on the Company's Web site.

 (d) the periodic posting of notices on the Company's Home
     Page announcing  changing
     policies or new products, services or events; and

 (e) the periodic responses on the Company's Forum to questions and/or complaints for the purpose of clarifying various issues that may arise.

The Company will assume that the Members are aware of the posted information.

9.8  The Company's Privacy Policy:

The Company will maintain and post its privacy policies (the
Privacy Policy) on its Web site.  It is the Company's Privacy
Policy that it will not disclose Member's personal information, unless authorized by the Members in advance.

For more information see:  The Privacy Policy at Virtualmoney.com.

9.9  Merchants' Privacy Policies:

When a transaction occurs between a Member and any merchant, the resulting information is deemed by the Company to be the property of both parties to the transaction. Each party may use this information as they see fit. For the protection of their personal information, Members are encouraged to review the merchant's privacy policy, prior to engaging in a transaction with the merchant.

While the Company will not discriminate based upon the stated privacy policy of merchants, the Company reserves the right to refrain from doing business with merchants who do not abide by their own privacy policy. While the Company will not audit the performance of merchants, it will be responsive to complaints from Members. The Company's resulting

                                 E-67
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action may include the
termination of the merchant's account, if the merchant is not responsive to rectifying the situation. The Company shall be the sole judge of the merchant's response.

9.10 Tax Impact of the Private Currency:

The Millennium DollarTM is self-adjusting for inflation and deflation, as measured by reference inflation index. The goal is to create a monetary unit for use in the marketplace that will substantially hold a constant level of purchasing power over time. This means that the nominal value of the Millennium DollarTM as expressed in U.S. Dollars will increase during inflationary periods or decrease during deflationary periods. Gains or losses realized, as a result of the inflationary or deflationary adjustment, on transactions utilizing the private currency may result in a taxable event. Please consult your tax advisor.

9.11 Termination:

The Company reserves the right to terminate a Member's account as set forth in the Terms and Conditions.

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